Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Mary Twinem 952.253.0731	Sally Smith – President and CEO Mary Twinem – CFO

Buffalo Wild Wings, Inc. Announces
Fourth Quarter Earnings per Share of $0.55 and
Annual Net Earnings Growth of Over 25% for 2010

Minneapolis, Minnesota, February 8, 2011 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the fourth quarter ended December 26, 2010. Highlights for the fourth quarter versus the same period a year ago were:

•                  Total revenue increased 13.1% to $163.9 million

•                  Company-owned restaurant sales grew 13.3% to $148.7 million

•                  Same-store sales decreased 0.3% at company-owned restaurants and 1.1% at franchised restaurants

•                  Net earnings increased 22.0% to $10.2 million from $8.3 million, and earnings per diluted share increased 19.6% to $0.55 from $0.46

Sally Smith, President and Chief Executive Officer, commented, “The fourth quarter completed another successful year for Buffalo Wild Wings.  We increased our brand presence with 80 additional restaurants across the United States, and our system-wide sales topped $1.7 billion! We delivered earnings per diluted share of $0.55 to our shareholders in the fourth quarter and accomplished net earnings growth of over 25% for the year.”

Total revenue increased 13.1% to $163.9 million in the fourth quarter compared to $145.0 million in the fourth quarter of 2009. Company-owned restaurant sales for the quarter increased 13.3% over the same period in 2009, to $148.7 million, mainly the result of 27 additional company-owned restaurants at the end of fourth quarter 2010 relative to the same period in 2009. Same-store sales at company-owned locations for the fourth quarter decreased 0.3%.

Franchise royalties and fees increased 10.3% to $15.2 million versus $13.8 million in the fourth quarter of 2009. This increase is attributed to 53 additional franchised restaurants at the end of the period versus a year ago, partially offset by a franchised same-store sales decrease of 1.1%.

Average weekly sales for company-owned restaurants were $45,595 for the fourth quarter of 2010 compared to $44,583 for the same quarter last year, a 2.3% increase. Franchised restaurants averaged $49,837 for the period versus $50,115 in the fourth quarter a year ago, a 0.6% decrease.

For the fourth quarter, net earnings increased 22.0% to $10.2 million versus $8.3 million in the fourth quarter of 2009. Earnings per diluted share were $0.55, as compared to fourth quarter 2009 earnings per diluted share of $0.46.

2011 Outlook

Ms. Smith remarked, “We’re just coming off the excitement of Super Bowl Sunday, and our same-store sales for the first six weeks of 2011 are strong at 3.8% in company-owned and 1.5% at franchised locations. As sports fans turn their focus to basketball, we’ll increase our media presence with attention-getting programming that supports our Home Court Advantage™ campaign. In our restaurants, our Team Members are dedicated to delivering an exceptional ‘courtside’ experience to our Guests.”

Ms. Smith concluded, “2011 is another year of growth for Buffalo Wild Wings. We expect to open more than 100 new restaurants, including our first units in Canada, and reach our goal of 13% unit growth for the year. With our strategic emphasis on the core elements that have built our success: wings, beer, and sports, and our proven track record of results, we are confident in our ability to achieve our net earnings goal of over 18% growth for 2011.”

Buffalo Wild Wings will be hosting a conference call today, February 8, 2011 at 4:00 p.m. Central Standard Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until February 15, 2011. To access this replay, please dial 1.858.384.5517, password 4402969.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar™ restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in eighteen mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of “Best Wings” and “Best Sports Bar” awards from across the country. There are currently 740 Buffalo Wild Wings locations across 44 states.

Forward-looking Statements

Certain statements in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. These statements include, without limitation, those relating to our first quarter sales trends and projected unit, revenue and net earnings growth rates for 2011 and beyond. Forward-looking statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, the actual number of locations opened during 2011 and beyond, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our practices, policies and procedures, the sales at company-owned and franchised locations, the cost of commodities, the success of our key initiatives and our advertising and marketing campaigns, our ability to control other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, or the smoking of tobacco, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 27, 2009, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended		Fiscal years ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
Revenue:
Restaurant sales	$148,738	131,225	555,184	488,702
Franchise royalties and fees	15,198	13,781	58,072	50,222

Total revenue	163,936	145,006	613,256	538,924

Costs and expenses:
Restaurant operating costs:
Cost of sales	42,820	39,720	160,877	147,659
Labor	44,424	38,581	167,193	146,555
Operating	23,231	20,989	88,694	76,358
Occupancy	9,653	8,588	36,501	32,362
Depreciation and amortization	10,433	8,955	39,205	32,605
General and administrative (1)	15,038	13,268	53,996	49,404
Preopening	3,297	2,471	8,398	7,702
Loss on asset disposals and impairment	432	639	2,051	1,928

Total costs and expenses	149,328	133,211	556,915	494,573

Income from operations	14,608	11,795	56,341	44,351
Investment income	350	209	684	1,077

Earnings before income taxes	14,958	12,004	57,025	45,428
Income tax expense	4,789	3,666	18,625	14,757

Net earnings	$10,169	8,338	38,400	30,671

Earnings per common share — basic	$0.56	0.46	2.11	1.70
Earnings per common share — diluted	0.55	0.46	2.10	1.69
Weighted average shares outstanding — basic	18,200	18,038	18,175	18,010
Weighted average shares outstanding — diluted	18,363	18,208	18,270	18,177

(1) Includes stock-based compensation of $3,133, $2,212, $7,712, and $6,490, respectively

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended		Fiscal years ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009
Revenue:
Restaurant sales	90.7%	90.5%	90.5%	90.7%
Franchising royalties and fees	9.3	9.5	9.5	9.3

Total revenue	100.0	100.0	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	28.8	30.3	29.0	30.2
Labor	29.9	29.4	30.1	30.0
Operating	15.6	16.0	16.0	15.6
Occupancy	6.5	6.5	6.6	6.6
Depreciation and amortization	6.4	6.2	6.4	6.1
General and administrative	9.2	9.1	8.8	9.2
Preopening	2.0	1.7	1.4	1.4
Loss on asset disposals and impairment	0.3	0.4	0.3	0.4

Total costs and expenses	91.1	91.9	90.8	91.8

Income from operations	8.9	8.1	9.2	8.2
Investment income	0.2	0.1	0.1	0.2

Earnings before income taxes	9.1	8.3	9.3	8.4
Income tax expense	2.9	2.5	3.0	2.7

Net earnings	6.2%	5.8%	6.3%	5.7%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	December 26, 2010	December 27, 2009
Assets
Current assets:
Cash and cash equivalents	$15,309	9,580
Marketable securities	56,827	43,632
Accounts receivable — franchisees, net of allowance of $25	1,086	2,118
Accounts receivable — other	7,947	7,383
Inventory	4,158	3,644
Prepaid expenses	3,505	2,972
Refundable income taxes	6,366	1,872
Deferred income taxes	6,069	2,938
Restricted assets	32,937	24,384

Total current assets	134,204	98,523

Property and equipment, net	224,970	189,639
Other assets	9,937	9,665
Goodwill	11,246	11,246

Total assets	$380,357	309,073

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,109	2,706
Accounts payable	17,632	13,436
Accrued compensation and benefits	19,324	19,554
Accrued expenses	5,696	6,540
Current portion of deferred lease credits	293	84
System-wide payables	34,062	24,384

Total current liabilities	79,116	66,704

Long-term liabilities:
Other liabilities	1,574	1,422
Deferred income taxes	24,557	14,940
Deferred lease credits, net of current portion	18,289	16,174

Total liabilities	123,536	99,240

Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,214,065 and 18,054,375, respectively	102,484	93,887
Retained earnings	154,346	115,946
Accumulated other comprehensive loss	(9)	—

Total stockholders’ equity	256,821	209,833

Total liabilities and stockholders’ equity	$380,357	309,073

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	December 26, 2010	December 27, 2009
Cash flows from operating activities:
Net earnings	$38,400	30,671
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	38,591	31,993
Amortization	614	612
Loss on asset disposals and impairment	1,835	1,928
Deferred lease credits	2,217	2,181
Deferred income taxes	6,486	4,817
Stock-based compensation	7,712	6,490
Excess tax benefit from the exercise of stock options	(1,475)	(1,453)
Change in operating assets and liabilities:
Trading securities	(1,369)	(2,051)
Accounts receivable	(357)	(2,663)
Inventory	(514)	(540)
Prepaid expenses	(533)	322
Other assets	(885)	(490)
Unearned franchise fees	(597)	192
Accounts payable	1,898	1,150
Refundable income taxes	(3,019)	1,192
Accrued expenses	695	4,935

Net cash provided by operating activities	89,699	79,286

Cash flows from investing activities:
Acquisition of property and equipment	(73,399)	(73,748)
Purchase of marketable securities	(99,165)	(57,024)
Proceeds of marketable securities	87,338	51,600

Net cash used in investing activities	(85,226)	(79,172)

Cash flows from financing activities:
Issuance of common stock	1,415	1,179
Excess tax benefit from the exercise of stock options	1,475	1,453
Tax payments for restricted stock	(1,625)	(1,513)

Net cash provided by financing activities	1,265	1,119

Effect of exchange rate changes on cash and cash equivalents	(9)	—

Net increase in cash and cash equivalents	5,729	1,233

Cash and cash equivalents at beginning of year	9,580	8,347

Cash and cash equivalents at end of year	$15,309	9,580

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2010	235	234	244	259
2009	206	215	220	232
2008	165	169	187	197
2007	140	145	148	161
2006	124	129	134	139

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2010	430	447	457	473
2009	373	383	400	420
2008	340	346	348	363
2007	299	301	313	332
2006	260	270	278	290

Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2010	0.1%	(0.1)%	2.6%	(0.3)%	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%
2008	4.1%	8.3%	6.8%	4.5%	5.9%
2007	8.7%	8.1%	8.3%	3.4%	6.9%
2006	7.7%	8.2%	11.8%	13.2%	10.4%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2010	0.7%	(0.7)%	0.3%	(1.1)%	(0.2)%
2009	6.0%	3.7%	1.9%	2.0%	3.4%
2008	2.1%	4.5%	2.1%	2.5%	2.8%
2007	3.3%	4.0%	5.9%	2.3%	3.9%
2006	6.7%	4.7%	6.4%	6.5%	6.1%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2010	$45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912
2008	41,438	40,572	42,400	43,864	42,141
2007	39,254	36,655	38,498	40,485	38,757
2006	35,857	33,660	35,380	38,800	36,033

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2010	$51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479
2008	47,812	46,390	46,889	48,424	47,382
2007	46,439	43,998	45,879	47,293	45,901
2006	44,342	42,338	42,963	46,008	43,975